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                                                                     EXHIBIT 1.1



This announcement does not constitute an offer or an invitation to induce an offer by any person to acquire, subscribe for or purchase any securities or debenture.

                (CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO)
     (A joint stock limited company incorporated in the People's Republic of China (the "PRC") with limited liability)
                                (Stock code: 670)

                          ISSUE OF SHORT-TERM DEBENTURE

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Pursuant to Rule 13.09(2) of the Rules Governing the Listing of Securities on
The Stock Exchange of Hong Kong Limited, the Company hereby announces details of the Issue of Debenture. Shareholders and investors should exercise caution in dealing in the Company's shares.
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This announcement is made by China Eastern Airlines Corporation Limited (the
"COMPANY") pursuant to Rule 13.09(2) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited. A similar announcement is being published simultaneously on the website of the Shanghai Stock Exchange.

Reference is made to the announcements dated 7th June, 2005 and 30th June, 2005 issued by the Company. At the annual general meeting of the Company held on 30th June, 2005, the Company was authorised, by way of a special resolution, to issue a short-term debenture in the PRC with a principal amount of not more than RMB2,000 million during a 12-month period from 30th June, 2005 (the "ISSUE OF DEBENTURE"). The Company hereby announces details of the Issue of Debenture.

On 27th July, 2005, the Company obtained approval from the People's Bank of China with regard to the Issue of Debenture, which is made by way of two tranches. The Agricultural Bank of China, being the lead underwriter, takes the lead to form the underwriting syndicates. Through a book-building process made, the debentures available under the Issue of Debenture were placed and issued to participants of the PRC interbank debenture market. The placees, to the best knowledge of the Company's directors, are independent of the Company. The unit face value of each debenture is RMB100, and the issue price under each tranche of the Issue of Debenture has been determined by agreement between the Company and the lead underwriter, taking into account the results of book-building process.

The Issue of Debenture was completed by 23rd August, 2005. The total principal amount of the debentures comprised under the first tranche is RMB1,000 million. Such debentures, having a unit face value of RMB100 each as mentioned above, were issued at an agreed issue price being received by the Company of RMB97.16 per debenture, with a maturity period of 365 days. The total principal amount of the debentures comprised under the second tranche is RMB1,000 million. Such debentures, having also a unit face value of RMB100 each, were issued at an agreed issue price being received by the Company of RMB98.00 per debenture, with a maturity period of 9 months. The Company shall repay the total principal amount of the debentures available under the Issue of Debenture upon maturity. The debentures issued do not carry any interest.

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The proceeds from the Issue of Debenture will be used, as currently contemplated, as the Company's working capital so as to meet the Company's short-term financial need and will be principally used for the procurement of aviation fuel and aviation equipment. If and when such procurement takes place and constitutes notifiable transaction(s) of the Company, the Company will comply with the applicable regulatory requirements under the relevant Listing Rules.

The Issue of Debenture does not constitute any transaction requiring further disclosure or shareholders' approval under Chapter 14 and/or Chapter 14A of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

Shareholders and investors should exercise caution in dealing in the Company's shares.

                                       By order of the board of the directors of
                                                CHINA EASTERN AIRLINES
                                                  CORPORATION LIMITED
                                                      LUO ZHUPING
                                             Director and Company Secretary


The Company's directors as at the date of this announcement are:

Li Fenghua (Chairman, Executive Director)
Luo Chaogeng (President, Executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the PRC
23rd August, 2005

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